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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): October 11, 2005

                             REX STORES CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                   001-09097               31-1095548
 (State or other jurisdiction   (Commission File No.)        (IRS Employer
      of incorporation)                                   Identification No.)

          2875 Needmore Road, Dayton, Ohio                    45414
         (Address of principal executive offices)           (Zip Code)

       Registrant's telephone number, including area code: (937) 276-3931

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))




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Item 1.01  Entry into a Material Definitive Agreement.

      On October 11, 2005, REX Stores Corporation (the "Company"), through its wholly-owned subsidiary Rex Radio and Television, Inc., entered into an employment agreement with David L. Bearden, the new President and Chief Operating Officer of the Company. A brief description of the terms of the employment agreement is contained in Item 5.02 below and is incorporated herein by reference.

      On October 11, 2005, the Compensation Committee of the Board of Directors of the Company approved a change in the compensation for directors who are not officers or employees of the Company providing that an additional $20,000 per year would be payable to each such director for each year the director waived his right to the grant of stock options pursuant to the Company's 1999 Omnibus Stock Incentive Plan. The non-employee directors have waived their right to the grant of stock options under the Plan for fiscal 2005.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

      On October 12, 2005, the Company announced that David L. Bearden was appointed President and Chief Operating Officer of the Company effective October 11, 2005. A copy of the Company's press release is attached as an exhibit to this report.

      Mr. Bearden, 55, joins the Company from Panasonic Company, a leading manufacturer of consumer electronics, household appliances and communication products, where he held several senior management positions over 24 years.
Mr. Bearden served as Group President of Panasonic's Consumer Electronics Sales Group from 2004 to 2005, President and Chief Operating Officer of Panasonic's National Sales Group from 2002 to 2004, President/COO Panasonic Company Central from 1997 to 2002, and Vice President/General Manager of Panasonic's Quasar Division from 1988 to 1997.

      The Company, through its wholly-owned subsidiary Rex Radio and Television, Inc., entered into an employment agreement with Mr. Bearden dated October 11, 2005. Under the employment agreement, Mr. Bearden will be paid an annual salary of $200,000, a signing bonus of $65,000, and an annual cash bonus based upon the earnings before income taxes ("EBT") of the retail business of the Company starting at $10,000 for each $1 million of EBT up to $5 million and increasing incrementally to $30,000 for each $1 million of EBT over $20 million. Mr. Bearden is also entitled to an additional, one-time cash bonus of $1 million if the retail business of the Company is sold during his employment ("change of ownership award") or within one calendar year of termination of his employment without cause (as defined in the agreement). Mr. Bearden is eligible to participate in all employee benefit plans and will be furnished a Company owned automobile for use during his employment.

      Mr. Bearden's employment agreement is for a term of two years and three months through January 31, 2008 and is automatically renewed for additional one-year terms unless earlier terminated by resignation, death, total disability or termination for cause, or unless terminated by either party upon 90 days notice prior to the expiration of the employment term or any renewal term. Termination for "cause" means Mr. Bearden's repeated failure or refusal to perform his duties under the agreement, violation of any material provision of the agreement, clear and intentional violation of law involving a felony which has a materially adverse effect on the Company, or commencing effective February 1, 2006 negative EBT for three consecutive fiscal quarters of the Company. If Mr. Bearden's employment is terminated by the Company without cause, he is entitled to the greater of the balance of his annual salary for the remainder of the contract period or one-year's base salary. Mr. Bearden will forfeit any rights to any annual cash


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bonus upon termination of his employment for any reason, with the exception of the change of ownership award as provided above.

      The foregoing description is qualified in its entirety by reference to the employment agreement which is filed as an exhibit to this report.

Item 9.01  Financial Statements and Exhibits.

      (c) Exhibits

      10(a) Employment Agreement dated October 11, 2005 between Rex Radio and Television, Inc. and David L. Bearden

      99(a)  Press release dated October 12, 2005


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         REX STORES CORPORATION


Date: October 12, 2005                   By: /s/ DOUGLAS L. BRUGGEMAN
                                             ------------------------
                                             Name:  Douglas L. Bruggeman
                                             Title: Vice President-Finance,
                                                    Chief Financial Officer and
                                                    Treasurer


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